Results of Shareholder Meeting held on February
2, 2016 (unaudited)
1.	Election of Trustees - The shareholders of
the Funds elected John C. Alvarado, Stephen R.
Byers, Jay N. Goldberg, Robert P. Herrmann, Burton
Lehman, John S. Orrico and Francis X. Tracy as
Trustees of the Trust.

			For	 		Withheld
John C. Alvarado 	132,248,615.044		45,597,907.137
Stephen R. Byers	176,370,074.883		1,476,447.298
Jay N. Goldberg		132,296,729.447		45,549,792.734
Robert P. Herrmann	132,281,354.621		45,565,167.560
Burton Lehman		176,166,605.954		1,679,916.227
John S. Orrico		130,090,125.066		47,756,397.115
Francis X. Tracy	176,405,070.167		1,441,452.014